Filed Pursuant to Rule 433
Registration Statement Nos. 333-103915;
333-105392
$689,825,000
The Hartford Financial Services Group, Inc.
5.550% Senior Notes due August 16, 2008

Issuer:	The Hartford Financial Services Group, Inc.
Remarketed Amount:	$689,825,000
Maturity Date:	August 16, 2008
First Interest Payment Date after the Remarketing:	August 16, 2006
Interest Payment Dates:	February 16, May 16, August 16 and November 16 of each year
Interest Rate:	5.550%
Trade Date:	May 11, 2006
Settlement Date:	May 16, 2006		Trade date + 3 days
Remarketing Price:	$1,000.0395
Remarketing Fee:	$1,716,050
Ranking:	Senior unsecured and unsubordinated obligations
Proceeds to Normal Unit holders:	$0.1244 per Normal Unit
Aggregate principal amount of Senior Notes purchased by the Issuer	$265,000,000
Ratings (Moody’s/S&P/Fitch):	Moody’s: A3	S&P: A	Fitch: A
Format:	SEC Registered
Denomination:	$1,000 principal amount and integral multiples thereof
CUSIP:	416515AH7
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Merrill Lynch: 1-866-500-5408.